Exhibit 4.20

THE COMPANIES (GUERNSEY) LAWS, 1994 to 2001

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

CREDIT SUISSE GROUP CAPITAL (GUERNSEY) X LIMITED

Registered this        day of March, 2006

Carey Olsen

P O Box 98,

7 New Street, St. Peter Port

Guernsey, Channel Islands. GY1 4BZ

Tel: +44 (0)1481 727272 Fax: +44 (0)1481 711052

www.careyolsen.com

THE COMPANIES (GUERNSEY) LAWS, 1994 to 2001

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

 CREDIT SUISSE GROUP CAPITAL (GUERNSEY) X LIMITED

1.                                       The name of the Company is “CREDIT SUISSE GROUP CAPITAL (GUERNSEY) X LIMITED”.

2.                                       The Registered Office of the Company will be situate in Guernsey.

3.                                       The objects for which the Company is established are:-

3.1                                 To carry on the business of an investment holding company and for that purpose to invest the capital and other moneys of the Company in the purchase or upon the security of shares, stocks, debentures, debenture stocks, bonds, mortgages, obligations and securities of any kind issued by any company, corporation or undertaking of whatever nature and wheresoever constituted or issued or guaranteed by any government, sovereign, ruler, commissioners, trust, authority or other body of whatever nature, whether at home or abroad.

3.2                                 To acquire such shares, stocks, debentures, debenture stocks, bonds, mortgages, certificates of deposit, treasury bills, monetary instruments, obligations and other securities by original subscription, syndicate participation, tender, purchase, exchange or otherwise, and to guarantee the subscription thereof; and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3                                 To invest the capital and other moneys of the Company in the purchase of land or any interest in land, buildings or hereditaments of any tenure and to develop and turn the same to account in any manner that may seem expedient.

3.4                                 Either with or without the Company receiving any consideration, benefit or advantage, direct or indirect, and so as to be an independent object of the Company, to loan money to any person, to give or enter into any guarantees, indemnities or other financial assurances against loss in respect of the performance of obligations of any kind and the payment or repayment of money (including, but not limited to, principal, premium, dividends and interest) by any person (whether connected in any way with the Company or not) and to create securities of any kind (including, but not limited to, mortgages and charges) upon all or any of the property of the Company (both present and future and including, but not limited to, its uncalled capital) in support of those guarantees or indemnities and to enter into contracts of any kind in connection with those guarantees, indemnities or securities.

3.5                                 To carry on business as a general commercial company.

4.                                       The Company shall have power to do anything which is incidental or conducive to the carrying on of any of the above objects, including but without prejudice to the generality of the foregoing, the power to borrow and raise money in any currency and to secure or discharge any debt or obligation of the Company by mortgaging or charging the undertaking and all or any of the property and assets (present and future) and the uncalled capital of the Company.

5.                                       The liability of the Members is limited to the amount for the time being remaining unpaid on the shares held by each of them respectively.

6.                                       The authorised share capital of the Company is US$10,000 divided into 10,000 Ordinary Shares of US$1.

7.                                       The Company has power to increase or reduce its capital and to attach to any shares in the initial or increased or reduced capital any preferential, deferred, qualified or special rights, privileges or conditions or to subject the same to any restrictions or limitations.

8.                                       Furthermore, the rights for the time being attached to the shares in the initial capital and/or to any shares having preferential, deferred, qualified or special rights, privileges or conditions attached thereto, may be altered or dealt with in accordance with the Articles of Association for the time being.

9.                                       The shares shall be paid for according to the terms of allotment or otherwise by calls as the Directors shall think fit.

10.                                 Any shares in the capital of the Company may be issued in payment or part payment of the purchase consideration for any property purchased by the Company or in consideration of any services rendered or to be rendered to the Company by any person or company in assisting the Company to carry out any of its objects and for shares so issued no money payment shall be made or required, save in so far as by the terms or provisions under which any of such shares may be issued, a cash payment therefor may be required.

11.                                 The common signature of the Company may be either:-

11.1                           “CREDIT SUISSE GROUP CAPITAL (GUERNSEY) X LIMITED”

with the addition of the signature(s) of one or more officer(s) of the Company authorised generally or specifically by the Directors for such purpose, or such other person or persons as the Directors may from time to time appoint; or

11.2                           if the Directors resolve that the Company shall have a common seal, the common seal of the Company affixed in such manner as the Articles of Association of the Company may from time to time provide;

as the Directors may from time to time determine either generally or in any particular case.

We the persons whose names and addresses and descriptions are hereunto subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and Descriptions of Subscribers	Ordinary Shares

CREDIT SUISSE GROUP GUERNSEY BRANCH
Helvetia Court
South Esplanade
St Peter Port
Guernsey	1

CREDIT SUISSE NOMINEES (GUERNSEY) LIMITED
Helvetia Court
South Esplanade
St Peter Port
Guernsey	1

Dated this 23rd day of March, 2006

WITNESS to the above signatures

/s/ ANTHONY L. LE CONTE

ANTHONY L. LE CONTE

Helvetia Court

South Esplanade

St Peter Port

Guernsey